UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 6, 2006

Avanir Pharmaceuticals
__________________________________________
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11388 Sorrento Valley Road, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-622-5200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 6, 2006, Avanir Pharmaceuticals (the "Company") entered into an exclusive license agreement (the "Agreement") with Healthcare Brands International ("HBI"), pursuant to which the Company granted to HBI the exclusive rights to develop and commercialize docosanol 10% cream in the following countries: Austria, Belgium, Czech Republic, Estonia, France, Germany, Hungary, Ireland, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Russia, Slovakia, Slovenia, Spain, Ukraine and the United Kingdom (the "Licensed Territory").

Pursuant to the Agreement, the Company will receive an upfront data and know-how transfer fee of £750,000 (approximately $1.38 million, based on current exchange rate) in exchange for providing certain data, including contents of the Marketing Authorization Application to the Swedish Medical Products Agency. The Company will also be eligible to receive £750,000 for each of the first two regulatory approvals for marketing in any countries in the Licensed Territory. If there is any subsequent divestiture or sublicense of docosanol by HBI (including through a sale of HBI), or any initial public offering of HBI’s securities, the Company will receive an additional payment related to the future value of docosanol under the Agreement.

HBI will bear all expenses related to the regulatory approval and commercialization of docosanol within the Licensed Territory. HBI also has certain financing obligations, pursuant to which it will be obligated to raise a minimum amount of working capital within certain time periods following execution of the Agreement.

On July 6, 2006, the Company issued a press release announcing the execution of the Agreement. A copy of this press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Description
99.1 Press release, dated July 6, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avanir Pharmaceuticals

July 7, 2006	By:	Gregory P. Hanson, CMA

Name: Gregory P. Hanson, CMA
Title: VP and Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release, dated July 6, 2006